Farmer Mac to Redeem Outstanding
Series A Preferred Stock

WASHINGTON, August 20, 2020 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) announced that it intends to provide notice to the holders of its 5.875% Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) of the redemption of all of its outstanding 2,400,000 shares of Series A Preferred Stock.

Farmer Mac will redeem the Series A Preferred Stock for a redemption price of $25.00 per share, plus any declared and unpaid dividends through and including the redemption date. The redemption date will be September 19, 2020. On and after the redemption date, dividends on the Series A Preferred Stock will cease to accrue. The September 19, 2020 redemption date is not a business day, so the redemption price will be paid on the next business day - September 21, 2020.

All shares of Series A Preferred Stock are issued in book-entry form only through the facilities of The Depository Trust Company (“DTC”). Accordingly, the redemption of the Series A Preferred Stock, including payment of the redemption price, will be completed according to DTC’s procedures. A notice of redemption will be given today to the holders of Series A Preferred Stock. Payment to DTC for the Series A Preferred Stock so redeemed will be made by Continental Stock Transfer & Trust Company, as transfer agent.

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the redemption, including the redemption date. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. You should pay particular attention to the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 25, 2020, and Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 10, 2020. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency.

CONTACT: Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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